Exhibit 5.2

Baker & McKenzie LLP Barristers & Solicitors Brookfield Place Bay/Wellington Tower 181 Bay Street, Suite 2100 Toronto, ON M5J 2T3 Canada Tel: +1 416 863 1221 Fax: +1 416 863 6275 www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta*

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East & Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

Latin America

Bogota

Brasilia**

Buenos Aires

Caracas

Guadalajara

Juarez

Lima

Mexico City

Monterrey

Porto Alegre**

Rio de Janeiro**

Santiago

Sao Paulo**

Tijuana

Valencia

North America

Chicago

Dallas

Houston

Miami

New York

Palo Alto

San Francisco

Toronto

Washington, DC

*	Associated Firm
**	In cooperation with Trench, Rossi e Watanabe Advogados

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

November 16, 2022	Our ref: 10004028-51040800

RE: Bed Bath & Beyond Inc. Registration Statement on Form S-4

Dear Sirs and Mesdames:

We have acted as Ontario counsel in connection with that certain registration statement on Form S-4 filed with the Securities and Exchange Commission on October 18, 2022 (File No. 333-267920) by Bed Bath & Beyond Inc., a New York corporation, (the “Company”), and certain subsidiaries of the Company including Bed Bath & Beyond Canada L.P. (“BBB Canada LP”) and BBB Canada Ltd. (“BBB Canada”, and collectively with BBB Canada LP, the “Canadian Guarantors”) under the Securities Act of 1933, as amended (the “Act”) and Amendment No. 1 thereto dated November 16, 2022 (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”). The Registration Statement registers, among other things, the offer by the Company to exchange (each such offer is hereinafter referred to, together with any amendments, supplements or extensions thereof, as an “Exchange Offer” and, collectively, the “Exchange Offers”) newly issued (i) 3.693% Senior Second Lien Secured Non-Convertible Notes due 2027 (the “New Second Lien Non-Convertible Notes”) and 8.821% Senior Second Lien Secured Convertible Notes due 2027 (the “New Second Lien Convertible Notes” and, together with the New Second Lien Non-Convertible Secured Notes, the “New Second Lien Notes”) issued by the Company for any and all of its issued and outstanding 3.749% Senior Notes due 2024 (CUSIP No. 075896 AA8) (the “Existing 2024 Notes”) and (ii) 12.000% Senior Third Lien Secured Convertible Notes due 2029 (the “New Third Lien Convertible Notes” and, together with the New Second Lien Notes, the “New Notes”) issued by the Company for any and all of its issued and outstanding 4.915% Senior Notes due 2034 (CUSIP No. 075896 AB6) (the “Existing 2034 Notes”) and 5.165% Senior Notes due 2044 (CUSIP No. 075896 AC4) (the “Existing 2044 Notes” and, together with the Existing 2024 Notes and the Existing 2034 Notes, the “Existing Notes”), on the terms and in the amounts as set forth in the Exchange Offer and Consent Solicitation (as defined in the Registration Statement) materials, plus accrued but unpaid interest on the Existing Notes being exchanged pursuant to the Exchange Offers. The New Second Lien Convertible Notes and the New Third Lien Convertible Notes are herein referred to as the “New Convertible Notes”. The New Convertible Notes will be convertible into shares of common stock of the Company, par value $0.01 per share (the “Convertible Note Shares”), cash or a combination thereof. The New Second Lien Notes and New Third Lien Convertible Notes will be issued pursuant to separate indentures (respectively being, the “New Second Note Indenture” and “New Convertible Third Note Indenture”, and collectively being the “Note Indentures”), to be entered into by and among, inter alios, the Company, the Canadian Guarantors and Wilmington Trust, National Association, as trustee and collateral agent.

                         Baker & McKenzie LLP, an Ontario limited liability partnership, is a member of Baker & McKenzie International, a Swiss Verein.

I.	Examinations

We have limited our involvement in this matter to only the matters described herein and have not made any other investigations for purposes of providing this opinion.

In connection with the foregoing, we have examined an executed copy of (a) the Registration Statement, and (b) the form of Note Indentures, [filed as an exhibit to the Registration Statement, including the form of debt security].

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below (collectively, the “Corporate and Partnership Documents”), including, without limitation, the following:

(a)	a Certificate of Compliance dated November 8, 2022 issued by Industry Canada in respect of BBB Canada (the “Certificate of Compliance”);

(b)

the limited partnership agreement (the “LP Agreement”) and the declaration of limited partnership (the “LP Declaration”) filed under the Limited Partnerships Act (Ontario) (the “LP Act”) in each case in respect of BBB Canada LP;

(c)	the certified Ontario Profile Report for BBB Canada LP, issued by the Ministry of Public and Business Service Delivery, Province of Ontario, issued on November 8, 2022 (the “LP Report”);

(d)	the authorizing resolutions of BBB Canada authorizing the execution and delivery of the New Indentures and the performance by BBB Canada of its obligations under the New Indentures (the “BBBC ARs”);

(e)

the authorizing resolutions of BBB Canada, in its capacity as general partner of BBB Canada LP, authorizing the execution and delivery of the New Indentures and the performance by BBB Canada LP of its obligations under the New Indentures (the “BBBC LP ARs”); and

(f)

an officer’s certificate dated the October 18, 2022 (the “Officer’s Certificate”) issued by an officer of BBB Canada both in its own capacity and in its capacity as general partner of BBB Canada LP, and, inter alia, incumbency of officers and directors and corporate and partnership power and authority, and attaching certified copies of: (i) the certificate and articles of incorporation of BBB Canada, (ii) the by-laws of the BBB Canada, (iii) a Certificate of Compliance dated October 12, 2022 issued by Industry Canada in respect of BBB Canada, (iv) the LP Declaration, (v) the LP Agreement, (vi) a certified Ontario Profile Report for BBB Canada LP, issued by the Ministry of Public and Business Service Delivery, Province of Ontario, issued on October 12, 2022, (vii) authorizing resolutions of BBB Canada authorizing the execution and delivery of the New Indentures and the performance by BBB Canada of its obligations under the New Indentures, and (vii) authorizing resolutions of BBB Canada, in its capacity as general partner of BBB Canada LP, authorizing the execution and delivery of the New Indentures and the performance by BBB Canada LP of its obligations under the New Indentures, a copy of which is being or has been delivered concurrently herewith. We have relied solely upon the Corporate and Partnership Documents without independent investigation of the matters provided for therein for the purpose of providing our opinions expressed below.

With respect to the opinion expressed in opinion paragraph 1 below, as it relates to the existence of BBB Canada LP, we have relied exclusively on the LP Report. With respect to the opinion expressed in opinion paragraph 2(a) below, as it relates to the existence of BBB Canada, we have relied exclusively on the Certificate of Compliance.

II.	Assumptions

In examining all documents and in providing our opinions below we have assumed:

(a)	the legal capacity of all individuals signing documents;

(b)	the genuineness of all signatures, and genuineness shall include for such purposes, any signatures or forms of such signatures that may have been provided by such person by electronic means;

(c)

all documents submitted to us as originals are complete and authentic, all photostatic, certified, notarial, telecopied, electronically transmitted or other copies conform to the originals and the originals of such photostatic, certified, notarial, telecopied, electronically transmitted or other copies are complete and authentic;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(e)

all facts set forth in the Officer’s Certificate are complete, true and accurate as of the date hereof as if delivered on the date hereof and if was originally provided to be relied upon in respect of the New Indentures;

(f)

the BBBC ARs are true and correct copies of the authorizing resolutions of BBB Canada, in its own capacity, approving and authorizing the execution, delivery and performance by BBB Canada of, inter alia, the New Indentures, and the confirmation and ratification of ancillary documents, each dated as of the date hereof, and all transactions and documents related thereto (collectively, the “Transaction Documents”), and such resolutions have not been amended, modified or revoked since the date of adoption thereof and are now in full force and effect;

(g)

the BBBC LP ARs are true and correct copies of the authorizing resolutions of BBB Canada, in its capacity as general partner of BBB Canada LP, approving and authorizing the execution, delivery and performance by BBB Canada LP of the Transaction Documents, and such resolutions have not been amended, modified or revoked since the date of adoption thereof and are now in full force and effect;

(h)	each of the New Indentures constitutes a legal, valid and binding obligation of the parties that are a party thereto enforceable against such parties in accordance with its terms;

(i)	there are no oral or written statements or agreements or courses of prior dealings among the parties thereto that would modify, amend, vary or override any of the terms of the New Indentures;

(j)	each of the parties to the New Indentures (other than the Canadian Guarantors) is incorporated or formed, as the case may be, under the laws of the jurisdiction of its incorporation or formation;

(k)

each of the parties to the New Indentures (other than the Canadian Guarantors) has all necessary power and capacity to enter into, execute and deliver, and to perform each and all of its obligations under the New Indentures;

(l)	each of the parties to the New Indentures (other than the Canadian Guarantors) has taken all necessary action to authorize the execution, delivery and performance by such party of the New Indentures;

(m)

each of the parties to the New Indentures (other than the Canadian Guarantors) has duly executed and delivered the New Indentures, and, to the extent that a party has executed and/or delivered the New Indentures outside of the Jurisdiction (as defined below), such party has done so in compliance with the laws of the jurisdiction in which the New Indentures, respectively, has been executed and/or delivered;

III.	Laws Addressed

Our opinions below are expressed only with respect to the laws of the Province of Ontario (the “Jurisdiction”) and of the laws of Canada of general applicability in the Jurisdiction.

IV.	Opinions

Based and relying upon, and subject to, the foregoing and to the qualifications hereinafter expressed, we are of the opinion that:

1.	BBB Canada LP has been formed and is existing under the LP Act.

2.

BBB Canada (a) is a corporation existing under the Canada Business Corporations Act and (b) has the corporate power and capacity to own property and assets, carry on business, act as general partner of BBB Canada LP and enter into and perform its obligations under the LP Agreement.

3.	Each of the Canadian Guarantors has the power and capacity to execute and deliver the New Indentures and to perform its respective obligations thereunder.

4.	Each of the Canadian Guarantors have authorized the execution, delivery and performance of the New Indentures.

V.	Qualifications

The foregoing opinions are subject to the following qualifications:

(a)	we express no opinion as to: (i) whether a person has title to or any rights in any property, or (ii) the priority of any security interest created by the New Indentures; and

(b)	we express no opinion as to compliance with the Personal Information Protection and Electronic Documents Act (Canada) or any other privacy laws.

Our opinion is expressed with respect to the laws of the Jurisdiction in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any person other than the addressee to rely on our opinion.

We hereby expressly disclaim any obligation to update this opinion letter for applicability to the addressees hereof and their respective successors, participants and assigns or to take into account any changes in law, facts or any other developments that may have occurred after the date hereof.

This opinion is for your benefit and may also be relied upon by your counsel, Cleary Gottlieb Steen & Hamilton LLP, in connection with the filing of the Registration Statement. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP

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